Exhibit 10.26

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 20th day of March, 2017 between VICTORY CAPITAL HOLDINGS, INC., having a principal place of business at 4900 Tiedeman Road, 4th floor, Brooklyn, OH 44144 (“Victory”); and DAVID C. BROWN, an individual residing at 265 Brighton Lane, Boston Heights, OH 44264 (“Executive”).

WHEREAS, Executive and Victory’s principal operating subsidiary, Victory Capital Management, Inc. (“VCM”) are parties to Amended and Restated Employment Agreement dated as of August 5th, 2014 (the “Current Employment Agreement”); and

WHEREAS, Victory intends to file a registration statement on Form S-1 under the Securities Act of 1933, registering for sale to the public shares of its common stock, par value $0.01 per share (the “Registration Statement”); and

WHEREAS, upon the “effective date” of the Registration Statement, as declared by the US Securities and Exchange Commission (the “IPO Effective Date”), the parties wish to have this Agreement amend, restate and supersede the Current Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Employment. VCM presently employs Executive as its Chairman and Chief Executive Officer. As of the IPO Effective Date, VCM and Executive shall continue such employment, and Victory shall employ Executive as its Chairman and Chief Executive Officer, in each case on the terms and conditions set forth in this Agreement.

2.                                      Duties of Executive.

(a)                                 Executive shall perform and discharge well and faithfully his duties as Chairman and Chief Executive Officer (“CEO”) of Victory, and such additional duties as may be assigned to Executive from time to time by the Board of Directors (the “Board”) of Victory, so long as the assignment is consistent with Executive’s office and duties.

(1) Executive shall hold such other titles, not inconsistent with his position as Chairman and CEO of Victory, as may be given to him from time to time by the Board;

(2) Executive shall devote his full time, attention and energies to the business of Victory during the Term; provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments consistent with Victory policies, (b) being involved in any other employment activity with the prior approval of the Board, which approval shall not be unreasonably withheld, or (c) engaging in charitable activities and community affairs, in each case to the extent that such activities do not interfere with the performance of Executive’s duties under this Agreement or the affairs of Victory. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Victory or any of its subsidiaries or affiliates, nor may Executive serve as a director or officer or in any other capacity in a company which competes with Victory or any of their subsidiaries or affiliates without the prior approval of the Board.

(b)                                 During the Term, Executive shall be a voting member of the Board and shall also report to the Board in his capacity as CEO.

3.                                      Term of Agreement, Termination.

(a)                                 Effective Date. This Agreement shall be effective as of the IPO Effective Date.

(b)                                 Term. The term of Executive’s employment under this Agreement (the “Term”) shall commence on the IPO Effective Date and shall continue until terminated in accordance with the provisions of this Section 3.

(c)                                  Termination for Cause. Victory may terminate Executive’s employment at any time, with or without “Cause”.

(1) Cause. As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Executive’s willful failure to comply with any lawful and reasonable written directive of the Board consistent with the terms of this Agreement (other than as a result of Executive’s Disability);

(ii)                                  Executive’s willful and substantial misconduct in the performance of his duties or responsibilities under this Agreement, which causes demonstrable harm to Victory or VCM;

(iii)                               Executive’s breach in any material respect of the provisions of this Agreement or Executive’s willful breach of any other material agreement with or material written policy of Victory or VCM;

(iv)                              Executive’s conviction or plea of no contest (or of nolo contendere) for any felony any crime involving moral turpitude;

(v)                                 Executive’s unlawful use (including being under the influence of) or possession of illegal drugs on Victory’s or VCM’s premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi)                              Executive’s commission of an act of fraud, embezzlement, theft or misappropriation against Victory or VCM;

Provided, that no action or inaction on Executive’s part described in (i), (ii) or (iii) of this Section 3(c)(1) shall constitute “Cause” unless (x) Executive has received written notice from the Board stating that “Cause” for termination exists and specifying, in reasonable detail, the action or inaction alleged to constitute “Cause”, (y) Executive has been given an opportunity to be heard before the Board, with counsel of his choosing and at least thirty (30) days to cure such action and inaction in all material respects (during which time, for the avoidance of doubt, the Board may in its sole discretion place Executive on garden leave with pay), and (z) “Cause” for termination continues to exist after such thirty (30) day period and has not been so cured in all material respects, or is not susceptible to cure.

(2) Effect of Termination for Cause. If Executive’s employment is terminated for Cause, Executive’s rights to compensation and benefits under this Agreement shall cease, except that Executive shall retain any accrued rights under the various Victory benefit plans in accordance with the terms and conditions of said plans and as otherwise specified herein, and shall be paid any Base Salary (as defined in Section 4(a)(1)) earned through the effective date of the termination (“Accrued Rights”). Upon termination for Cause, Executive shall forfeit any unpaid Annual Bonus (as defined in Section 4(a)(2)), any outstanding Incentive Award (as defined in Section 4(a)(3)) and any accrued but unused vacation and sick days. In addition, any unvested equity awards (“Equity Awards”), and any vested Equity Awards comprising options to purchase Company stock, which have been granted to Executive under one or more of Victory’s equity incentive plans (the “Equity Incentive Plans”) shall be forfeited as of the date of such termination, unless the terms of an applicable Equity Award grant agreement expressly provide otherwise.

(d)                                 Termination by Executive Other Than for Good Reason. Executive may terminate his employment other than for Good Reason (as defined in Section 3(f) of this Agreement) (such termination, a “Voluntary Termination”) upon 30 days’ prior written notice to the Board. Upon a Voluntary Termination, Executive’s rights to compensation and benefits under this Agreement shall cease, except for any Accrued Rights as of the date of such termination. Upon a Voluntary Termination, Executive shall forfeit any unpaid Annual Bonus, any outstanding Incentive Award and any accrued but unused vacation and sick days. In addition, any unvested Equity Awards shall be forfeited as of the date of such termination, unless the terms of an applicable Equity Award grant agreement expressly provide otherwise.

(e)                                  Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason (as defined below).

(1) Good Reason. The term “Good Reason” shall mean any of the following:

(i)                                     Except as a result of Executive’s regulatory removal and/or in connection with termination of Executive’s employment for Cause (including Executive’s being placed on garden leave with pay), (A) the removal of Executive from any of the positions stated in Section 2 of this Agreement (except that removal of Executive from the position of Chairman shall not, in and of itself, constitute Good Reason); (B) a material reduction in his duties and responsibilities such that Executive is no longer primarily responsible for the day-to-day operations of the Victory business as would be consistent with his position as CEO of Victory; or (C) the failure of the Board to consult Executive when making material strategic decisions relating to Victory if (x) Executive disagrees with such decisions and (y) Executive is not subsequently permitted to present to the Board alternatives relating to such decisions;

(ii)                                  a reduction in the sum of Executive’s Base Salary and Annual Bonus, as set forth in Sections 4(a)(1) and (2) of this Agreement, below $1,200,000;

(iii)                               a material reduction in Executive’s Incentive Award opportunity, as set forth in Section 4(a)(3) of this Agreement; provided, however, for the avoidance of doubt, that any shortfall in the payout of Executive’s Incentive Award resulting from a lack of availability of funds in the Bonus Pool, as defined and set forth in Section 4(c) of this Agreement, shall not constitute Good Reason;

(iv)                              the movement of Executive’s principal office more than 50 miles from its location at the IPO Effective Date;

(v)                                 the assignment of duties and responsibilities to Executive materially inconsistent with the positions indicated in Section 2 of this Agreement that materially disrupt Executive’s ability to perform the duties and responsibilities that are consistent with the positions indicated in Section 2 of this Agreement, except if such assignment is directed or recommended by an applicable regulatory agency; or

(vi)                              a change in Executive’s direct reporting relationship with the Board as a whole.

Notwithstanding the foregoing, Good Reason shall not be deemed to arise solely due to (A) Executive being placed on paid garden leave for up to 30 days during the Board’s good faith investigation and assessment of whether Cause exists due to actions or inactions of Executive or (B) the Board’s appointment of an interim Chief Executive Officer during any period of illness or incapacity (or other period of leave) by Executive lasting more than thirty (30) consecutive days.

(2) Notice of Termination. In order to terminate employment for Good Reason, Executive must first give to the Board written notice of his intent to terminate for Good Reason, specifying the actions or failures to act giving rise to Good Reason, within thirty (30) days of the date Executive has actual knowledge thereof. Such notice shall be provided within sixty (60) days after the conditions constituting Good Reason initially arise and may be in the form of an electronic transmission. The Board shall have thirty (30) days from the receipt of such notice to cure the action or failures to act giving rise to Good Reason. If not cured, Executive’s employment shall be considered to have been terminated for Good Reason as of the last day of such cure period.

(f)                                   Rights in Event of Termination of Employment Without Cause or for Good Reason.

(1) In the event that the employment of Executive is terminated by Victory without Cause, or Executive terminates his employment for Good Reason, Victory shall pay Executive:

(i)                                     an amount equal to two times (2X) Executive’s Average Total Compensation (as defined in Section 3(j)), which amount shall be payable in eight quarterly installments beginning within 30 days of the effective date of the termination under this Section 3(f) and payable on or before the last day of each calendar quarter thereafter, subject to federal, state and local tax withholdings; and

(ii)                                  for a period from his termination of employment until the earlier of (a) 18 months following the date of termination of employment or (b) the date Executive is eligible to receive substantially similar benefits through his or his family member’s employment, Executive shall receive a continuation of all medical benefits at the level provided to him prior to the termination date, or, if Victory cannot provide such benefits because Executive is no longer an employee or because such coverage would result in excise tax or other penalties imposed on Victory, a dollar amount equal to the cost of such benefits (or substantially similar benefits);

(iii)                               payment for all accrued and unused vacation and sick days through the date of termination;

(2) Equity Awards. Upon termination of employment due to Executive’s termination of employment by Victory without Cause or by Executive for Good Reason, Executive’s Equity Awards shall be treated in accordance with the terms of such Equity Awards or the Equity Incentive Plans, as applicable.

(g)                                  Parachute Payments.

(1) In the event that any of the payments or benefits described in this Agreement, when added to all other amounts or benefits provided to or on behalf or for the benefit of Executive by Victory or its affiliates in connection with his termination of employment, (“Covered Payments”) would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then such Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in Executive receiving an amount that is at least one dollar greater than the Reduced Amount. If the

Covered Payments are to be reduced pursuant to clause (i) in the immediately preceding sentence, such reduction shall be done in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(2) Determinations.

(i)                                     An initial determination as to whether (i) any of the Parachute Payments received by Executive in connection with the occurrence of a change in the ownership or control of Victory or in the ownership of a substantial portion of the assets of Victory shall be subject to the Excise Tax, and (ii) the amount of any reduction, if any, that may be required pursuant to Section 3(f)(3) above, shall be made by an accounting firm selected by Victory (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of Victory or in the ownership of a substantial portion of the assets of Victory. Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(ii)                                  For purposes of this provision,

(A)                               no portion of the Parachute Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account;

(B)                               no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Accounting Firm shall be required to value any restrictive covenants (including, without limitation, any covenants not to compete with Victory and/or VCM or solicit employees or customers of Victory and/or VCM) in forming such opinion;

(C)                               the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (A) or (B)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (B); and

(D)                               the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by Victory’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code.

(3) Executive shall not be required to mitigate the amount of any payment provided for in this Section 3(g) by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 3(f) shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(4) It is possible that after determinations and selections made pursuant to this Section 3(g) Executive will receive an amount that is either more or less than the limitation provided above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall refund the Excess Payment to Victory promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by an arbitration under Section 20 below, (y) by a court of competent jurisdiction, or (z) by an independent auditor upon request by Executive or Victory, that an Underpayment has occurred, Victory shall pay an amount equal to the Underpayment to Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

(5) Victory and Executive will cooperate in good faith to review, consider and pursue reasonable and customary mitigation strategies to avoid the imposition of the Excise Tax on any amounts due to Executive hereunder or otherwise.

(h)                                 Termination Due to Executive’s Disability or Death. Executive’s employment shall terminate automatically upon his Disability (as defined below) or death. In the case of Disability, such termination shall be effective upon expiration of the 180-day period described in Section 3(h)(1).

(1) Disability. For purposes of this Agreement, Executive shall have suffered a “Disability” if, as a result of physical or mental injury or impairment, Executive has been unable to perform the essential job functions of his position on a full time basis, taking into account any reasonable accommodation required by law, and without posing a direct threat to himself and others, for a period of 180 days or more during any consecutive 12-month period.

(2) Effect of Termination for Disability. Executive shall be entitled to participate in disability programs generally available to similarly situated employees. In addition, upon termination for Disability, Executive shall be entitled:

(i)                                     to receive from Victory at no cost to Executive for 18 months following termination, a continuation of all medical benefits at the level provided to him prior to the termination date, or, if Victory cannot provide such benefits because Executive is no longer an employee or because such coverage would result in excise tax or other penalties imposed on Victory, a dollar amount equal to the cost of such benefits (or substantially similar benefits);

(ii)                                  to receive an amount equal to one times (1X) his Annual Bonus, prorated for the year in which such termination occurs, based on the number of calendar days in such year which have elapsed as of the date of such termination;

(iii)                               to receive payment for all accrued and unused vacation and sick days through the first date on which the Disability occurred; and

(iv)                              the Accrued Rights.

(3) Effect of Termination Due to Death. Upon the death of Executive, his estate shall be entitled:

(i)                                     to receive an amount equal to one times (1X) his Annual Bonus, prorated for the year in which such termination occurs, based on the number of calendar days in such year which have elapsed as of the date of such termination;

(ii)                                  to receive payment for all accrued and unused vacation and sick days through the date of termination; and

(iii)                               the Accrued Rights.

(4) Equity Awards. Upon termination of employment due to Executive’s Disability or death, his Equity Awards shall be treated in accordance with the terms of such Equity Awards or the Equity Incentive Plans, as applicable.

(i)                                     Executive agrees that in the event his employment under this Agreement is terminated, regardless of the reason for termination, Executive shall resign as a director of Victory or any affiliate or subsidiary thereof, if he is then serving as a director of any such entities.

(j)                                    The term “Average Total Compensation” shall mean, as of any date, the average obtained by dividing X/Y, where “X” equals the aggregate amount of Base Salary, Annual Bonus and Incentive Award paid to Executive for the preceding two (2) calendar years, and “Y” equals two (2). For this purpose, the amount of each of the relevant Incentive Awards will include both the cash and equity component of the Incentive Award (without double counting) and the equity component will be valued based on the value ascribed to that component as of the grant date of the Incentive Award.

(k)                                 Notwithstanding anything to the contrary, with respect to any vested Equity Awards and any shares of Company stock that Executive may hold following a termination of employment, any Company call rights under any applicable award agreements, plans, shareholder agreements or other documents, as in effect on the date hereof, shall cease to apply as of and after the IPO Effective Date.

4.                                      Annual Compensation.

(a)                                 For services performed by Executive under this Agreement, Executive shall be entitled to receive the following during the Term (collectively, the “Annual Compensation”):

(1) base salary at a rate of $600,000 per year (“Base Salary”) payable by Victory in regular installments in accordance with Victory’s general payroll practices;

(2) a cash bonus of $600,000 per year (“Annual Bonus”), payable quarterly; and

(3) an additional incentive award opportunity for each year, at a target level determined by the Board and Compensation Committee based on appropriate benchmarks for peer companies (“Incentive Award”), and which shall be subject to the following terms:

(i)                                     The Incentive Award shall be payable partly in cash and partly in equity, as determined by the Board. The equity portion of the Incentive Award shall be subject to the terms in the bonus plan for executives of Victory (the “Bonus Plan”) and any applicable award agreement and shall be fully vested on grant, unless otherwise provided in the Bonus Plan and applicable award agreement.

(ii)                                  Payment of the Incentive Award shall be based on achievement of specified performance criteria, including but not limited to the size and growth of Victory, accretion in equity value of Victory, and achievement of business plans, in each case factoring in prevailing market conditions. The Board shall, in its good faith discretion, determine: the performance criteria, the applicable performance period, and, at the conclusion of the applicable performance period, whether such performance criteria have been met.

(b)                                 The Base Salary may be increased (but not decreased) by a simple majority vote of the Board (following Executive’s recusal from such vote) on an annual basis, based on Executive meeting previously agreed upon performance metrics, the historical growth of Victory and its positioning for further growth, and the compensation paid to senior executives at comparably sized and similarly situated firms.

(c)                                  The Annual Bonus and Incentive Award shall be paid out of, and shall be subject to availability of funds in the pool of compensation available for bonus and other award payments pursuant to the terms of the Bonus Plan (the “Bonus Pool”) and as determined by the Board.

(d)                                 Paid Time Off and/or Vacations. During the Term, Executive shall be entitled to paid time off and/or vacation in accordance with the policies, as established from time to time by the Board but no less than 5 weeks’ vacation, all firm holidays and a reasonable number of sick days. However, Executive shall not be entitled to receive any additional compensation from Victory for failure to take sick days and/or vacation, but Executive shall be able to accumulate unused sick days and/or vacation time from one year to the next, except to the extent specified by the Board.

(e)                                  Employee Benefit Plans. During the Term, Executive shall be entitled to participate in or receive the benefits of any employee benefit plans implemented for Victory and Victory shall not make any changes in such plans or benefits that would adversely affect Executive’s rights or benefits with respect to awards previously granted. Nothing paid to Executive under any plan or arrangement presently in effect shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) of this Agreement.

(f)                                   Business Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, that are properly accounted for in accordance with the policies and procedures established by the Board.

(g)                                  Annual Executive Physical. During the Term, Victory shall pay for an annual executive physical for Executive at the Cleveland Clinic or comparable facility of Executive’s choosing, at no out-of-pocket cost to Executive.

(h)                                 Tax and Financial Planning. During the Term, Victory shall pay annually for Executive’s reasonable expenses incurred to receive tax, financial and estate planning, including tax return preparation, from the tax attorneys, accountants, estate planners, investment managers and financial planners of Executive’s choosing, at no out-of-pocket cost to Executive.

(i)                                     Section 409A. Notwithstanding anything to the contrary herein, for purposes of Section 409A of Code (“Section 409A”), it is intended that any payments that may be regarded as payments pursuant to a short term deferral or payments pursuant to a separation pay plan within the meaning of Section 409A may be so regarded. Each payment in any series of payments to be made under this Agreement shall be regarded as a “separate payment” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary or otherwise, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive’s termination of employment (or if such date does not fall on a business day of Victory, the next following business day), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. Except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

5.                                      Change in Control

(a)                                 If a Change in Control occurs at any time during the Term, all unvested Equity Awards granted prior to March 11, 2017 shall vest in full and, if applicable, become immediately exercisable as of the date of the Change in Control.

(b)                                 In the event that Executive’s employment with Victory is terminated by Victory without Cause during the period beginning 90 days prior to a Change in Control, then all Equity Awards (including unvested Equity Awards, whether granted before or after March 11, 2017) that would have been unvested and outstanding as of the date of consummation of such Change in Control but for Executive’s termination of employment without Cause shall vest in full and, if applicable become immediately exercisable, or Executive shall be given equivalent economic value if such equity is forfeited due to such a termination within 90 days prior to a Change in Control. For the avoidance of doubt, Victory is authorized to take any and all necessary actions, including, without limitation, imposing tolling provisions or other restrictions on vesting, forfeiture, exercise and disposition of Executive’s equity awards, to effectuate the foregoing.

(c)                                  The provisions of Section 5(a) shall not apply to Equity Awards which are granted to Executive after the IPO Effective Date.

(d)                                 For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon a Sale of the Company as defined in the Victory Capital Holdings, Inc. Equity Incentive Plan, as in effect as of the date of this Agreement.

6.                                      Tax Withholding. All payments made to Executive hereunder shall be subject to applicable Federal, state and local tax withholding requirements. Withholding taxes due in respect of Equity Awards may be satisfied by any method permitted under the terms of the Equity Incentive Plans, or as the Board or its Compensation may otherwise provide.

7.                                      Covenants Not to Compete and Not to Solicit.

(a)                                 Executive hereby acknowledges and recognizes the highly competitive nature of the business of Victory and, accordingly, agrees that, during and for the applicable periods set forth in Section 7(a)(1) and (3) hereof, Executive shall not, except as otherwise permitted in writing by the Board:

(1) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as a passive investor owning less than 3% of the equity or holding less than 3% of a debt instrument in an entity) or otherwise by any person, firm, corporation or enterprise engaged in money management, asset management, wealth management or mutual fund management at any time during the Term, if applicable, or during the 12 month period following the effective date of termination of Executive’s employment (collectively, the “Non-Competition Period”). Executive shall not, at any time during the Non-Competition Period, engage in any of the aforementioned activities; or

(2) provide financial (except as a passive investor owning less than 3% of the equity or holding less than 3% of a debt instrument in an entity) or other assistance to any person, firm, corporation, or enterprise engaged in money management, asset management, wealth management or mutual fund management at any time during the Non-Competition Period; or

(3) directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Victory or any of their subsidiaries or affiliates to become a customer or referral source for any person or entity other than Victory or their subsidiaries or affiliates at any time during the Term, if applicable, or the 24 month period following the effective date of termination of Executive’s employment (collectively, the “Non-Solicitation Period”); or

(4) directly or indirectly, at any time during the Non-Solicitation Period, solicit, induce or encourage any employee of Victory or any of their subsidiaries or affiliates who is employed on the date of termination, to leave the employ of Victory or any of its subsidiaries, or affiliates, or to seek, obtain or accept employment with any person other than Victory or any of its subsidiaries or affiliates.

(b)                                 It is expressly understood and agreed that, although Executive and Victory consider the restrictions contained in Sections 7(a)(1), (2), (3) and (4) of this Agreement to be reasonable for the purpose of preserving for Victory and its subsidiaries and affiliates, their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction (without regard to any ability to appeal or whether an appeal is in fact taken, during the pendency of that appeal) that the time or territory or any other restriction contained in Sections 7(a)(1), (2), (3) and (4) of this Agreement is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Sections 7(a)(1), (2), (3) and (4)

shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 7 shall continue to apply following Executive’s termination of employment as provided herein, regardless of the reason for termination. For the avoidance of doubt, to the extent the provisions of this Section 7 conflict with the terms of any other agreement, including any award agreement, between Executive and Victory or its subsidiaries or affiliates, the provisions of this Section 7 shall supersede any such conflicting provisions.

8.                                      Unauthorized Disclosure. During the Term, or at any later time, Executive shall not, without the written consent of the Board or a person authorized by the Board, knowingly disclose to any person, other than an employee of Victory or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Victory any material confidential information obtained by him while in the employ of Victory with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Victory or any of their subsidiaries or affiliates, the disclosure of which could be or will be damaging to Victory or any of its subsidiaries or affiliates (collectively, “Confidential Information”), provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Victory or any information that must be disclosed as required by law.

9.                                      Work Made for Hire. Any work performed by Executive under this Agreement should be considered a “work made for hire” (as defined in the Copyright Act of 1976 (17 U.S.C. § 101)), and shall be owned by and for the express benefit of Victory and its subsidiaries and affiliates. In the event it should be established that such work does not qualify as a work made for hire, Executive agrees to and does hereby assign to Victory and its affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and proprietary rights.

10.                               Return of Company Property and Documents. Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Victory and its subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, pagers, computers, devices, Confidential Information, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by Executive during the course of his employment.

11.                               Liability Insurance. Victory shall use its best efforts to obtain insurance coverage for Executive under an insurance policy covering officers and directors of Victory and Holdings against lawsuits, arbitrations or other legal or regulatory proceedings, and judgments or settlements as a result, for the same duration following Executive’s termination of service as the post-service duration applicable from time to time to other directors on the Board under the applicable terms of coverage.

12.                               Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, as follows:

If to Executive, to:

David C. Brown, at the address on file with Victory.

If to Victory, to:

Victory Capital Management
c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor
New York, New York 10065
Attention:	Richard DeMartini
Alex Binderow
Telephone:	(212) 906-0700
Facsimile:	(212) 906-0750

13.                               Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board. No waiver by any party to this Agreement, at any time, of any breach by another party to this Agreement, or compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.                               Assignment. This Agreement shall be assignable by Victory to, and binding up, its successors and assigns, and their respective affiliates.

15.                               Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear his or its own attorney’s fees, costs, and expenses incurred in connection with the litigation, unless mandated by statute; provided, however, that in the event of any dispute which arises in connection with, or at any time following, a Change in Control, the Company (or its successor) pay for all reasonable attorney’s fees, costs and expenses incurred by Executive in connection therewith. Executive shall be reimbursed for all reasonable legal fees incurred in connection with the drafting and negotiation of this Agreement.

16.                               Indemnification. Victory will indemnify Executive as required by New York law and as provided by the Articles and By-laws of Victory, to the extent that such indemnification is not prohibited under federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer; employee or agent of Victory, or is or was serving at the request of Victory as a director, officer; employee or agent of another person or entity.

17.                               Entire Agreement; Supremacy of this Agreement. Upon the IPO Effective Date, this Agreement shall supersede any and all agreements, either oral or in writing, between the parties with respect to the employment of Executive by Victory, including, without limitation, the Current Employment Agreement, and this Agreement shall thereafter contain all the covenants and agreements between the parties with respect to employment. If any provision of any other document is inconsistent with this Agreement, this Agreement shall control unless the parties shall have specifically overridden the application of this Agreement in a subsequent written agreement or amendment signed by both parties hereto.

18.                               Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a notice of termination of employment is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate. This Agreement shall be enforceable by Victory or any successor to which it is assigned pursuant to Section 14 herein.

19.                               Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.

20.                               Arbitration. Victory and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement (except for any enforcement sought with respect to Sections 7, 8, 9 or 10, which may be litigated in court), lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in New York, NY, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”). Victory or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Victory and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of New York but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Victory or Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 7, 8, 9 or 10. The allocation of attorney’s fees and other costs relating to any dispute described in this Section 20 shall be governed by Section 15.

21.                               No Mitigation or Offset. Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does not secure employment, except as otherwise provided herein.

22.                               Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

23.                               Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

24.                               Effective Date. This Agreement shall become effective on the IPO Effective Date. The parties may, by mutual consent, terminate this Agreement at any time prior to the IPO Effective Date, in which case this Agreement shall be considered null and void, ab initio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	VICTORY CAPITAL HOLDINGS, INC.

[ILLEGIBLE]	By:	/s/ Alex Binderow
		Name:	Alex Binderow
		Title:	Vice President

WITNESS:

[ILLEGIBLE]	/s/ David C. Brown
David C. Brown
Executive

[Signature Page to David C. Brown’s Employment Agreement]